Exhibit 19.1
SOLO BRANDS, Inc.

Insider Trading Compliance Policy

I.    Summary
Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of Solo Brands, Inc. (the “Company”) as well as that of all persons affiliated with the Company. Insider trading is a crime. The penalties for violating insider trading laws include imprisonment, disgorgement of profits, civil fines, and significant criminal fines. Insider trading is prohibited by this Insider Trading Compliance Policy (the “Policy”), and violation of this Policy may result in Company-imposed sanctions, including termination of employment for cause.
This Policy applies to all officers, directors and employees of the Company. For purposes of this Policy, “officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, limited liability companies, partnerships or trusts (such entities, together with all officers, directors and employees of the Company and members of their households, are referred to as the “Covered Persons”), and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account. This Policy extends to all activities within and outside an individual’s Company duties. Every officer, director and employee must review this Policy. Questions regarding the Policy should be directed to the Company’s General Counsel (or such person serving in a similar capacity, the “General Counsel”).
II.    Statement of Policies Prohibiting Insider Trading
No Covered Person shall purchase or sell any type of security while in possession of material, non-public information relating to the security or its issuer, whether the issuer of such security is the Company or any other company. For example, if a Covered Person learns material non-public information about another company with which the Company does business, including a business partner or collaborator, that person may not trade in such other company’s securities until the information becomes public or is no longer material.

Exhibit 19.1
These prohibitions do not apply to the following “permitted transactions”:
•purchases of the Company’s securities by a Covered Person from the Company or sales of the Company’s securities by a Covered Person to the Company;
•exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, that in each case do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option or other equity award through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);
•bona fide gifts of the Company’s securities, unless the person making the gift knows, or is reckless in not knowing, that the recipient intends to sell the securities while the donor is in possession of material, non-public information about the Company;
•purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into outside of a black-out period and while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction or plan (i) meets all of the requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy. For more information about Rule 10b5-1 trading plans, see Section VI below; or
•purchases or sales of the Company’s securities made pursuant to a “non-Rule 10b5-1 trading arrangement” as defined in Item 408 of Regulation S-K that (i) was entered into outside of a black-out period and while the Covered Person was unaware of any material, non-public information, (ii) has been pre-cleared in advance pursuant to this Policy and (iii) has not been modified after such initial pre-clearance without such amendment or modification being pre-cleared pursuant to this Policy.
In addition, no Covered Person shall directly or indirectly communicate (or “tip”) material, non-public information to anyone outside of the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.
III.    Explanation of Insider Trading
“Insider trading” refers to the purchase or sale of a security while in possession of “material,” “non-public” information relating to the security or its issuer.
“Securities” include stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments.
“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or

Exhibit 19.1
otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, transfers, gifts, pledging and margin loans, and acquisitions and exercises of warrants or puts, calls or other derivative securities.
A.    What Information is Material?
Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or if the information is likely to have a significant effect on the market price of the security given the circumstances at the time. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.
Examples of material information include (but are not limited to) information about:
•corporate earnings or earnings forecasts;
•possible mergers, acquisitions, tender offers or dispositions;
•major new products or product developments;
•important business developments such as developments regarding strategic collaborations or joint ventures;
•significant incidents involving cybersecurity or data protection;
•management or control changes;
•significant financing developments including pending public sales or offerings of debt or equity securities;
•defaults on borrowings;
•bankruptcies; and
•significant litigation or regulatory actions.
A good general rule of thumb: When in doubt, do not trade.
B.    What is Non-Public?
Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors in a Regulation FD-compliant method, as prescribed for under Regulation FD under the 1934 Act, such as through such media as Dow Jones, Business Wire, Reuters, The Wall Street Journal, Associated Press, or United Press International, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news web site, a Regulation FD-compliant conference call, or public disclosure documents filed with the Securities and Exchange Commission (“SEC”) that are available on the

Exhibit 19.1
SEC’s web site. The General Counsel shall have sole discretion to decide whether information is public for purposes of this Policy.
The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information. Generally, one should allow two full trading days following publication as a reasonable waiting period before such information is deemed to be public. For the purposes of this Policy, a “trading day” is a day on which national stock exchanges are open for trading. If, for example, the Company were to make an announcement on a Monday prior to 9:30 a.m. Eastern time, the information would be deemed public after the close of trading on Tuesday. If an announcement were made on a Monday after 9:30 a.m. Eastern time, the information would be deemed public after the close of trading on Wednesday. If you have any question as to whether information is publicly available, please err on the side of caution and direct an inquiry to the General Counsel.
IV.    Statement of Procedures Preventing Insider Trading
The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every officer, director and designated employee is required to follow these procedures.
A.    Pre-Clearance of All Trades by All Officers, Directors and Certain Employees
To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities (including without limitation, acquisitions and dispositions of Company stock, gifts, the exercise of stock options and the sale of Company stock issued upon exercise of stock options) by officers, directors and such other employees as are designated from time to time by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, or the General Counsel as being subject to this pre-clearance process (each, a “Pre-Clearance Person”) must be pre-cleared by the Company’s General Counsel. Pre-clearance does not relieve anyone of his or her responsibility under SEC rules. For the avoidance of doubt, any designation by the Board of Directors of the employees who are subject to pre-clearance may be updated from time to time by the Chief Executive Officer, the Chief Financial Officer, or the General Counsel.
A request for pre-clearance may be oral or in writing (including without limitation by e-mail), should be made at least two (2) business days in advance of the proposed transaction and should include the identity of the Pre-Clearance Person, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, a gift, an option exercise, etc.), the proposed date of the transaction and the number of shares, options or other securities to be involved. In addition, unless otherwise determined by the General Counsel, the Pre-Clearance Person must execute a certification (in the form approved by the General Counsel) that he, she or it is not aware of material, non-public information about the Company. The General Counsel shall have sole discretion to decide whether to clear any contemplated transaction, provided that the Chief Financial Officer shall have sole discretion to decide whether to clear transactions by the General Counsel or persons or entities subject to this policy as a result of their relationship

Exhibit 19.1
with the General Counsel. All trades that are pre-cleared must be effected within five (5) business days of receipt of the pre-clearance unless a specific exception has been granted by the General Counsel (or the Chief Financial Officer, in the case of the General Counsel or persons or entities subject to this policy as a result of their relationship with the General Counsel). A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material, non-public information or becomes subject to a black-out period before the transaction is effected, the transaction may not be completed.
B.    Black-Out Periods
No officer, director or other employee designated by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, or the General Counsel as being subject to quarterly black-out periods shall purchase, sell or otherwise dispose of any security of the Company during the period beginning at 11:59 p.m., Eastern time, on the 14th calendar day before the end of any fiscal quarter of the Company and ending upon the completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, except for purchases and sales made pursuant to the permitted transactions described in Section II. For example, if the Company’s fourth fiscal quarter ends at 11:59 p.m., Eastern time, on December 31, the corresponding black-out period would begin at 11:59 p.m., Eastern time, on December 17. For the avoidance of doubt, any designation by the Board of Directors of the employees who are subject to quarterly black-out periods may be updated from time to time by the Chief Executive Officer, Chief Financial Officer, or General Counsel.
Exceptions to the black-out period policy may be approved only by the Company’s General Counsel (or, in the case of an exception for the General Counsel or persons or entities subject to this policy as a result of their relationship with the General Counsel, the Chief Financial Officer, or, in the case of exceptions for directors or persons or entities subject to this policy as a result of their relationship with a director, the Board of Directors).
From time to time, the Company, through the Board of Directors, the Company’s disclosure committee, the Chief Financial Officer or the General Counsel, may recommend that officers, directors, employees or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all of those affected should not trade in the Company’s securities while the suspension is in effect, and should not disclose to others that the Company has suspended trading. Any trading suspension will remain effective until revoked by the General Counsel.
If the Company is required to impose a “pension fund black-out period” under Regulation BTR, each director and executive officer shall not, directly or indirectly sell, purchase or otherwise transfer during such black-out period any equity securities of the Company acquired in connection with his or her service as a director or officer of the Company, except as permitted by Regulation BTR.

Exhibit 19.1
C.    Post-Termination Transactions
If an individual is in possession of material, non-public information when his or her service terminates, that individual may not trade in the Company’s securities until that information has become public or is no longer material.
V.    Additional Prohibited Transactions
Officers, directors and employees shall comply with the following policies with respect to certain transactions in the Company securities:
A.    Short Sales
Short sales of the Company’s securities are prohibited by this Policy. In addition, Section 16(c) of the 1934 Act absolutely prohibits Section 16 reporting persons (i.e., directors, certain officers and the Company’s 10% stockholders) from making short sales of the Company’s equity securities, i.e., sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale.
B.    Options
Options trading, including puts, calls or other derivative securities involving the Company’s equity securities, on an exchange, on or in any other organized market or on an over-the-counter market, is prohibited by this Policy.
C.    Hedging Transactions
Hedging transactions, such as prepaid variable forward contracts, equity swaps, collars, exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, are prohibited by this Policy.
D.    Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans
Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options through a broker under the Company’s equity plans). Margin purchases of the Company’s securities are prohibited by this Policy. Pledging the Company’s securities as collateral to secure loans is prohibited. This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities).
E.    Partnership Distributions
Nothing in this Policy is intended to limit the ability of an investment firm or other similar entity with which a director is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected director and the

Exhibit 19.1
affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.
VI.    Rule 10b5-1 Trading Plans
The restrictions in this Policy, except for provisions set forth in the Additional Prohibited Transactions section, do not apply to transactions under a trading plan (a “Trading Plan”):
•that satisfies either:
◦the conditions of Rule 10b5-1; or
◦the elements of a non-Rule 10b5-1 trading arrangement as defined in Item 408(c) of Regulation S-K; and
•the General Counsel has pre-approved.
The General Counsel may impose such other conditions on the implementation and operation of a Trading Plan as the General Counsel deems necessary or advisable.
An individual may only modify a Trading Plan outside of a blackout period and, in any event, when the individual does not possess material nonpublic information. Modifications to and early terminations of a Trading Plan are subject to pre-approval by the General Counsel.
Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to pre-approval by the General Counsel.
The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the General Counsel or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.
Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the General Counsel, or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Trading Plan.
VII.    Certification of Compliance
All directors, officers, employees and others subject to this Policy may be asked periodically to certify their compliance with the terms and provisions of this Policy.
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Effective Date: [ ò ], 2025